CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A No. 2-84105 and 811-3757) of our report dated July 27, 2016 on the financial statements and financial highlights of Dreyfus California AMT-Free Municipal Bond Fund (the sole series comprising Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended May 31, 2016.

/s/ ERNST & YOUNG LLP

New York, New York
March 22, 2017